Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2011	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
Two Park Center	38%	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	100%	47%	10/30/03	$11,799,059	N/A	N/A	N/A
Randstad – Atlanta	SOLD	47%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,253,500
7500 Setzler Parkway	SOLD	47%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,126,017
WEIGHTED AVERAGE	75%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization, or impairments incurred over our ownership period, as applicable.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the positioning-for-sale phase of its life cycle. The Fund now owns interests in three properties. Our focus on these assets involves concentrating on leasing and marketing efforts that we believe will ultimately result in better disposition prices for our investors.

In April 2011, Quantum Corporation, the sole tenant at 8560 Upland Drive, extended its lease for 57% of the building for 10 years through December 2021. Quantum remains liable for 100% of the lease through December 2011. We are actively marketing the remaining 43% of the space for lease.

Second quarter 2011 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term due to anticipated re-leasing costs and capital improvements at the three remaining properties.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 8560 Upland Drive building, located in Englewood, Colorado, is fully leased through December 2011 to Quantum Corporation. Effective January 1, 2012, Quantum’s lease on 57% of the building will be extended through December 31, 2021. We are currently marketing the remaining 43% of the building for lease.

•

The Two Park Center building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is currently 38% leased to AIU through December 2012. We continue to actively market the space for lease.

•

The AmeriCredit building was sold on April 13, 2005, and $4,020,236 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining proceeds were included in the net sale proceeds distribution in August 2007.

•

The John Wiley & Sons property was sold on April 13, 2005, and $6,023,298 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 was included in the net sale proceeds distribution in August 2007.

•	The Siemens – Orlando property is 100% leased to three tenants, and the major lease to Siemens extends through September 2011.

•

The Randstad – Atlanta building was sold on April 24, 2007. Net sale proceeds of $4,253,500 were allocated to the Fund. Almost all of these proceeds were included in the net sale proceeds distribution in November 2007. The remaining proceeds are being reserved at this time.

•

7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of approximately $4,126,017 were allocated to the Fund. Net sale proceeds of approximately $4,106,465 were distributed to the limited partners in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

For a more detailed quarterly financial report, please refer to Fund XIII’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses (1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/10(3)
Per “Cash-Preferred” Unit	$10	$3.96	N/A	$4.36	$4.00
Per “Tax-Preferred” Unit	$10	$0.00	$1.69	$7.89	$3.78

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2011 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	Reserved	Reserved
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	3.00%	3.00%	Reserved	Reserved	1.50%
2008	6.00%	3.00%	Reserved	Reserved	2.25%
2007	8.00%	6.50%	6.00%	6.00%	6.63%
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2010	2009	2008	2007		2006	2005
8.34%	8.12%	7.72%	-18.61	%**	10.11%	-24.61	%**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFSI1107-0450-13	© 2011 Wells Real Estate Funds